Exhibit 10.26

June 12, 2003

Mr. Greg Lynds

Dear Greg:

We are very excited about the possibility that you will be joining our company in the position of Chief Development Officer. Subject to the approval of our Board of Directors, following are the terms of employment we are proposing:

Base salary: $175,000

Bonus: 2003 bonus of $50,000 upon commencement of employment. Additional $5,000 bonus for every site identified by you and signed (executed lease) in 2003. Participation in 2004 executive bonus program, with the specific performance portion of the bonus paid quarterly.

Stock options: Your choice of the following scenarios, subject to approval of the Stock Option Committee:

1.	150,000 options, granted on your date of employment.

2.	60,000 options granted on your date of employment, with an additional 60,000 options granted on the first and second anniversary of your employment.

3.	75,000 options granted on your date of employment, with an additional 75,000 options granted on the first anniversary of your employment.

All options vest over a 5-year period from the date of grant. Further options granted at the discretion of the Stock Option Committee.

Auto: Credit card for gas, plus $700 per month allowance.

Benefits: Full participation in the company’s executive benefit program.

Severance: Six months severance if employment is terminated without cause by the company, with an additional one month’s severance for every year of employment, up to a maximum of 12 months.